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                                                                 EXHIBIT 99.2


                              CAUTIONARY STATEMENTS



Information provided by Hunt Manufacturing Co. (the "Company") from time to time may contain certain "forward looking" information, as that term is defined in the Private Securities Litigation Reform Act of 1995, as the same may be amended (herein the "Act") and in releases made by the Securities and Exchange Commission ("SEC"). The following Cautionary Statements are being made pursuant to the Act, with the intention of obtaining the benefits of the "Safe Harbor" provisions of the Act. The Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that actual results may differ materially from those in the forward-looking statements as a result of various factors.

The Cautionary Statements are being made and filed with the SEC in connection with the Company's release of a detailed new strategy and restructuring plan (the "Plan") for the Company. Success of the Plan depends upon the successful completion of a number of actions which the Company expects will improve its future financial performance. It is possible, however, that certain of these actions may not be successfully completed on a timely basis or at all for a variety of reasons and as a result, that future financial results could differ materially from those anticipated by the Company. Among the risks inherent in the Plan of which investors should be aware are:

- While the underlying philosophy and basic aspects of the Plan have been determined, a number of the specific details of its implementation have yet to be worked out. Further, the Plan is subject to change in the future should the Company determine that it is desirable to do so.

- The Company plans to substantially reduce stock keeping units of slow-moving and/or nonstrategic products from its Statesville, North Carolina manufacturing and distribution facilities and decentralize its corporate functions. These actions are expected to reduce the need for facility space, simplify manufacturing processes, reduce employment levels, improve productivity, and reduce operating costs. These actions are scheduled to be completed on an accelerated timetable. If the Company is unable to complete such actions within anticipated time frames, the full benefits of cost reductions may not be realized as quickly as anticipated by the Company or possibly may not be realized at all. Many factors could delay or materially affect realization of the anticipated benefits of cost reduction initiatives, including failure of Company personnel or of third parties to perform in a timely manner, events of force majeure, and other internal or external circumstances. Any material failure of the Company to reduce costs to the extent anticipated by the Company (and/or within the time frames anticipated by the Company) could have a material adverse effect on anticipated future financial results.

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-  The Company is considering the sale of its Bevis brand office furniture operation and has received indications of interest from several potential third-party purchasers. The Company would anticipate receiving sufficient proceeds from any such sale so that the net gain on the divestiture would offset the anticipated one-time pre-tax charges of $22 to $25 million related to the implementation of the Company's restructuring plan. Should the Company not divest Bevis in fiscal 1997 or should it fail to realize disposition proceeds in amounts anticipated by the Company, it could have a material adverse effect on future financial results. (Bevis revenues for fiscal 1996 were approximately $63 million.)

- The Company expects the strategy and restructuring, when fully implemented, to result in significantly higher revenue and earnings growth rates than those experienced by the Company in recent fiscal years. If the Company fails to achieve anticipated market penetration in the areas in which the Company currently expects to expand its sales, such event could have a material adverse effect on future financial performance. Sales increases depend upon many factors, including the effect of general economic conditions, the strength of consumer demand for the products for which the Company sells (or expects to sell in those markets), technological and other changes affecting the manufacture of the Company's products, competition and other pressures in the marketplace, and other factors which may negatively affect the Company's anticipated performance in those markets.

- The Company's goal is to have new products introduced within the preceding five years will make up 25 percent of its sales each year. However, the Company may prove unable to develop, manufacture, and successfully market new products in the amounts anticipated, and this could have a material adverse effect on future financial performance.

- The Company's goal is to be able to double its current inventory turnover rate and achieve a 98-percent fill rate of its customer orders. If the Company fails to achieve these objectives, it could have a material adverse effect on future financial performance.

Reference is made to other filings by the Company with the SEC for information concerning other factors which could affect the Company's future performance.